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                                                                      Exhibit 12


                     FORM OF SALARY CONTINUATION AGREEMENT

         THIS SALARY CONTINUATION AGREEMENT between NCS HealthCare, Inc., an
Ohio corporation (the "Company"), and [               ] (the "Employee"), dated
as of the [  ] day of [            ].

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company; and

         WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation arrangements upon a Change of Control which provide the Employee with individual financial security and which are competitive with those of other corporations; and

         WHEREAS, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS.

                  1.1 EFFECTIVE DATE OF THIS AGREEMENT.

                    (a) This Agreement shall become effective only upon the Effective Date (as defined in Section 1.1(b)). Until such time, the Employee shall have no rights against any person and no person shall have any obligations to the Employee under or by virtue of this Agreement.

                    (b) The "Effective Date" shall be the first date during the "Change of Control Period" (as defined in Section 1.1(c)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Employee's employment with the Company is terminated prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

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                    (c) The "Change of Control Period" is the period commencing on the date hereof and ending on the earlier to occur of (i) the first anniversary of such date or (ii) the first day of the month next following the Employee's 65th birthday (the "Normal Retirement Date"); PROVIDED, HOWEVER, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) one year from such Renewal Date or (y) the first day of the month coinciding with or next following the Employee's Normal Retirement Date, unless at least 60 days prior to the Renewal Date the Company shall give notice that the Change of Control Period shall not be so extended.

                  1.2 CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

                    (a) The acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                    (b) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                    (c) Approval by the shareholders of the Company of a reorganization, merger, consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own a majority of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

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         2. TERMINATION OF EMPLOYMENT.

                  2.1 TERMINATION BY THE COMPANY.

                    (a) COMPANY'S RIGHT TO TERMINATE. Subject to the Company's obligations under Section 3 hereof subsequent to the Effective Date, the Employee's employment with the Company may be terminated at any time without cause.

                    (b) DEATH OR DISABILITY. This Agreement shall terminate automatically upon the Employee's death. If the Company determines in good faith that the Disability of the Employee has occurred (pursuant to the definition of "Disability" set forth below), it may give to the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, "Disability" means disability which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                    (c) CAUSE. The Company may terminate the Employee's employment for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company or
(ii) the conviction of the Employee of a felony, or (iii) illegal drug use.

                  2.2 TERMINATION BY THE EMPLOYEE. The Employee's employment may be terminated by the Employee at any time for any reason, in the Employee's sole discretion with or without "Good Reason." For purposes of this Agreement, "Good Reason" means any of the following: (a) the reduction or diminution of the Employee's base salary or other compensation or benefits, (b) the relocation of the Company's principal executive offices outside the Cleveland, Ohio metropolitan area, or (c) the requirement by the Company that the Employee be based anywhere other than the Company's principal executive offices [or the Employee's then current office]*.

                  2.3 NOTICE OF TERMINATION.

                    (a) NOTICE. Any termination by the Company or by the Employee shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under


* By amendment dated March 13, 2001, the agreement of Gerald D. Stethem, the Company's Senior Vice President and Chief Financial Officer, was amended to provide that Good Reason includes the naming of an individual other than Jon
   H. Outcalt, Kevin B. Shaw, William B. Byrum or Mr. Stethem as Chief Executive Officer of the Company (or similar officer position to which Mr. Stethem must directly report) by the Board of Directors of the Company or any lender or creditor of the Company.

                                       3
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the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).

                    (b) DATE OF TERMINATION. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; PROVIDED, HOWEVER, that (i) if the Employee's employment is terminated by the Company other than for death or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

         3. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  3.1 WITHOUT CAUSE. If, at any time prior to the earlier of (i) the date that is [twelve to twenty-four] months subsequent to the Effective Date, or (ii) the Employee's Normal Retirement Date (the "Salary Continuation Period"), the Company shall terminate the Employee's employment other than for Cause, Disability, or death or if the Employee shall terminate his employment for Good Reason:

                    (a) The Company shall continue pay to the Employee in accordance with its normal payroll practices the Employee's base salary at an annual rate equal to the greater of the Employee's (i) highest monthly base salary paid or payable by the Company during the twelve-month period immediately preceding the Effective Date, or (ii) the highest monthly salary paid or payable by the Company at any time from the 90-day period preceding the Effective Date through the Date of Termination (the "Highest Base Salary"), for the remainder of the Salary Continuation Period.

                    (b) For the remainder of the Salary Continuation Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue to provide health insurance, life insurance and retirement benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them if the Employee's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retirement benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Salary Continuation Period and to have retired on the last day of such period. Notwithstanding the foregoing, the Employee shall have no right to participate in any bonus plan of the Company subsequent to the Date of Termination.

                    3.2 DEATH. If the Employee's employment is terminated by reason of the Employee's death, this Agreement shall terminate without further obligations to the Employee's legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including, for this purpose

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(i) the Employee's base salary at the Highest Base Salary rate through the Date of Termination, and (ii) any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i) and (ii) are hereinafter referred to as "Accrued Obligations"). All such Accrued Obligations shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect on the date of the Employee's death with respect to other key employees of the Company and its subsidiaries and their families.

                  3.3 DISABILITY. If the Employee's employment is terminated by reason of the Employee's Disability, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee as of the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee's family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.

                    3.4 CAUSE. If the Employee's employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Employee.

         4. NON-EXCLUSIVITY OF RIGHTS.

                    Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

         5. FULL SETTLEMENT.

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

                    The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall any amounts actually paid to the Employee by any person for services rendered during the Salary Continuation Period reduce the Company's payment obligations under Section 3.1(a) hereof. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

         6. SUCCESSORS.

                    (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

                    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                    (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         7.       MISCELLANEOUS.
                  -------------

                    (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                    (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Employee:  [                ]
                                       [                     ]

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                                       [                          ]

                  If to the Company:   NCS HealthCare, Inc.
                                       3201 Enterprise Parkway
                                       Suite 220
                                       Beachwood, Ohio  44122
                                       Attention: President and Chief Executive
                                       Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Employee's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                  (f) This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof.

                  (g) The Employee and the Company acknowledge that the employment of the Employee by the Company is "at will", and, prior to the Effective Date, may be terminated by either the Employee or the Company at any time without any obligation under or by virtue of this Agreement. Upon a termination of the Employee's employment or upon the Employee's ceasing to be an officer of the Company, in each case, prior to the Effective Date, there shall be no further rights under this Agreement.

                            (Signature Page Follows)

                    IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.



                                   ----------------------------------
                                   [                ]

                                                       ("Employee")


                                   NCS HEALTHCARE, INC.


                                   By:
                                      ----------------------------------
                                        Kevin B. Shaw,
                                        President and Chief Executive Officer

                                                      (the "Company")

                              FORM OF AMENDMENT TO


                          SALARY CONTINUATION AGREEMENT



                             [    ] ("EMPLOYEE")


         THIS Amendment to the Salary Continuation Agreement ("Agreement") is
made as of this [  ] day of [        ] by and between NCS HealthCare, Inc., an
Ohio corporation (hereinafter referred to as the "Company"), and the above named Employee.

         WHEREAS, the Board of Directors of the Company (the "Board") previously determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control of the Company; and

         WHEREAS, the Board believes it is imperative to provide the Employee with compensation arrangements upon a Change of Control which provide the Employee with individual financial security and which are competitive with those of other corporations; and

     WHEREAS, in order to accomplish these objectives, the Board caused the Company to enter into the Agreement with the Employee dated as of the [ ] day
of [              ]; and

         WHEREAS, the Board believes that in order to assure the Employee's full attention and dedication to the Company currently and in the event of any change of control which would involve the bankruptcy or insolvency of the Company, it is necessary to amend certain provisions of the Agreement, including extending the term of the compensation arrangements and amending the definition of Change of Control.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 1.2 shall be amended by the addition of the following new Section 1.2(d):

                  (d) The adjudication of the Company as a debtor or the Company having entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time; the Company's filing of a voluntary petition in bankruptcy or the Company's filing of a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or the

                           Company's admission (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors; or the Company's suffering or permitting to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appointment of a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets (any and all of the foregoing shall hereinafter be referred to as an "Insolvency Change of Control").

         2.       Section 3.1 is amended to read as follows:

                  WITHOUT CAUSE. If, at any time prior to the earlier of (i) the date that is twelve (12) months subsequent to the Effective Date, or (ii) the Employee's Normal Retirement Date (the "Salary Continuation Period"), the Company shall terminate the Employee's employment other than for Cause, Disability, or death or if the Employee shall terminate his employment for Good Reason ("Without Cause Termination"):

                  (a) The Company shall continue pay to the Employee in accordance with its normal payroll practices the Employee's base salary at an annual rate equal to the greater of the Employee's (i) highest monthly base salary paid or payable by the Company during the twelve-month period immediately preceding the Effective Date, or (ii) the highest monthly salary paid or payable by the Company at any time from the 90-day period preceding the Effective Date through the Date of Termination (the "Highest Base Salary"), for the shorter of (x) [twelve to twenty-four] months following the Date of Termination, or (y) until the Employee's Normal Retirement Date (the "Salary Continuation Period").

                  (b) For the remainder of the Salary Continuation Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue to provide health insurance, life insurance and retirement benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them if the Employee's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retirement benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Salary Continuation Period and to have retired on the last day of such period. Notwithstanding the foregoing, the Employee shall have no right to participate in any bonus plan of the Company subsequent to the Date of Termination.

         3. Section 3 is amended by the addition of the following new Sections 3.5 at the end thereof:

                  3.5      WITHOUT CAUSE FOLLOWING INSOLVENCY CHANGE OF CONTROL.

                  (a) Notwithstanding anything herein to the contrary, in the event of an Insolvency Change of Control: (i) if the Employee incurs a Without Cause Termination prior to the earlier of (A) the date that is twenty-four
                           (24) months subsequent to the Effective Date or (B) the Employee's Normal Retirement Date, or (ii) if the Employee incurs a Without Cause termination at any time during the pendency of the case constituting the Insolvency Change of Control, the Company shall pay to the Employee a lump sum amount equal to his "Highest Base Salary" multiplied by [twelve to twenty-four] months (the "Insolvency Salary Continuation Period"). Such lump sum distribution shall be subject to employment and income tax withholding and shall be paid as soon as practicable following the Employee's Date of Termination.

                  (b) For the remainder of the Insolvency Salary Continuation Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue to provide health insurance, life insurance and retirement benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them if the Employee's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect at any time thereafter with respect to other key employees and their families and for purposes of eligibility for retirement benefits pursuant to such plans, practices, programs and policies, the Employee shall be considered to have remained employed until the end of the Insolvency Salary Continuation Period and to have retired on the last day of such period. Notwithstanding the foregoing, the Employee shall have no right to participate in any bonus plan of the Company subsequent to the Date of Termination.

         4.       Section 7 is amended by the addition of the following new
                  Section 7(h) at the end thereof:

                  (h) Payment of salary continuation benefits pursuant to any provision of this Agreement shall not be duplicated under any other provision of this Agreement.

Capitalized terms not defined herein shall have the meanings described to them in the Agreement.

All other provisions of the Agreement shall remain unchanged.

         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Amendment to be effective on the day and year first above written.

EMPLOYEE                            NCS HEALTHCARE, INC.


-------------------------           -------------------------------------
[         ]                         Kevin B. Shaw
                                    President and Chief Executive Officer